Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, October 16, 2008	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ACQUIRES WESTERN FILTER CORPORATION

MINNEAPOLIS, October 16, 2008-- Donaldson Company, Inc. (NYSE: DCI) today announced that it has acquired Western Filter Corporation, a manufacturer of liquid filtration systems and replacement filters. Terms of the acquisition were not disclosed.

Western Filter, based in Valencia, California, designs and manufactures filters for hydraulic oil, fuel, lube oil, and coolant systems used in a wide array of commercial and military aircraft and helicopters, military ground vehicles, and naval shipboard systems. Western Filter expects its 2008 sales to be approximately $28 million.

“The acquisition of Western Filter is a great complement to our existing aerospace and defense business,” said Jay Ward, Senior Vice President, Engine Products. “Western Filter is the largest independent manufacturer of liquid filters for the aerospace and defense markets, and the combination of Western’s liquid filtration expertise with our existing leadership in air filtration broadens the overall filtration solutions we can offer our aerospace and defense Customers. We enthusiastically welcome the employees of Western Filter to the Donaldson team.”

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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